Exhibit 10.28
Jennings Employment Agreement
October 27, 2019
H. Keith Jennings
6327 Sewanee Avenue
Houston, Texas, 77005

Subject: Calumet Offer Letter

Dear Keith,

On behalf of Calumet GP, LLC I am pleased to extend to you this offer to join us as EVP, Chief Financial Officer (CFO) and Principal Accounting Officer. You will be located at our Indianapolis, Indiana location and will report to me. Your start date will be Monday, October 28, 2019.

Your starting annual salary will be $425,000. You will be eligible to participate in the Calumet Annual Bonus Plan with a bonus target of 150% of your annual base salary based on company financial metrics and your own individual contributions. If minimum financial metrics and minimum individual contributions are met, it would pay at 50% of your base salary and at its maximum it would pay at 200% of your base annual salary. If actual performance falls between the various levels (between minimum and target for instance), the annual bonus award will be prorated, up to the maximum potential award. Should the Company not meet its minimum financial target, no awards will be issued regardless of individual contributions. Your participation in the Plan will commence on January 1, 2019 at the start of our fiscal year and be prorated accordingly if you start work after that date. Any award earned under this Program will be paid 50% in cash and 50% in fully vested phantom units which you must hold for a minimum of 3 years.

For a sign-on bonus, Calumet will match any purchases of CLMT units that you make in the open market according to the following conditions. You agree to conduct your purchases in accordance with our insider trading policy. Our match will apply to your purchases from your start date through the first 12 calendar months, equivalent to $500,000 that we will match unit for unit in “company match phantom units.” Our match will be grossed up for taxes. Your right to receive these company match phantom units will not be subject to any other performance standard. At the end of months 3, 9 and 12 of your employment, we will deliver you the number of fully vested phantom units equal to the number CLMT units you purchased during the preceding three or six month period, as applicable. If you are terminated without cause, the company match phantom units earned but not yet delivered will be delivered immediately following termination. Within two years from your start date and for the duration of your employment with Calumet, you agree to maintain the equivalent of twice your annual salary in aggregated value of CLMT units and/or company match phantom units.

You will also be eligible to participate in the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan. Your annual LTIP target will be 60% of your annual base salary and these units have a 3-year cliff vest requirement. Any award under the Plan will take into consideration your individual contribution as well as the achievement of Company financial targets. Should the Company not meet its minimum financial target, no awards will be issued under the Plan.

As a salaried, exempt full-time employee you will be eligible for all benefits currently available to full-time employees of Calumet, including the Group Health Care plan, Life and AD&D Insurance, Long-Term Disability income Insurance, Retirement Savings Plan, which has a current Company match of 100% on the first 4% employee contribution and then 50% on the next 2% employee contribution. You will also be eligible for the Calumet Deferred Compensation Plan with its generous match. For every $1 you contribute from your tax deferred bonus, the Company contributes a match of 33%. Relocation benefits will be agreed by both parties to optimize tax liabilities and will cover moving your household goods, travel arrangements for your family and new home purchase assistance. One month of temporary living expenses are included in your relocation benefits (including temporary housing), and an additional 5 months of temporary housing benefits will also be included.

Your vacation time off eligibility is 160 hours, which will be prorated for 2019 based on your actual start date.

As an officer of the company, you will be covered by the company’s D&O insurance policy. The policy details will be sent to you separately.

Calumet GP, LLC is an at-will employer. Calumet does not offer tenured or guaranteed employment. Either Calumet or the employee can terminate the employment relationship at any time, with or without cause, with or without notice (see separate At Will Employment Agreement). In the event you are terminated by Calumet without cause (other than in connection with a Change in Control (as defined below)), you will receive severance equal to 12 months of your annual base salary and annual target bonus, contingent on you signing Calumet’s standard severance and release agreement. In the event you are terminated without cause within 24 months following a Change in Control, you will receive 200% of the sum of your base salary and target bonus, in each case, as in effect as of the termination date, contingent on you signing Calumet’s standard severance and release agreement.  As used herein, a “Change in Control” means, and shall be deemed to have occurred upon, the first to occur of the following events: (i) any “person” or “group,” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or its Affiliates, or Fred M. Fehsenfeld, Jr. or F. William Grube or their respective immediate families or Affiliates, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the voting power of the outstanding equity interests of the Calumet Specialty Products Partners, L.P. (“MLP”) or the Company; (ii) a person or entity other than the Company or an Affiliate of the Company becomes the general partner of the MLP; or (iii) the sale or other disposition, including by liquidation or dissolution, of all or substantially all of the assets of the Company or the MLP in one or more transactions to any person other than an Affiliate of the Company or the MLP. Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this commitment would be subject to the income tax under Section 409A (as defined below) if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A, a transaction or circumstance that satisfies the requirements of both (1) a Change in Control under the applicable clause (i) through (iii) above, and (2) a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

Please note that consistent with Calumet’s policy, this offer of employment is contingent upon:

•	Satisfactory results of a drug and alcohol screening that we will arrange for you

•	Satisfactory results of a routine background check

•	Proof of authorization to work and proof of identify in compliance with terms of the Federal Immigration Reform and Control Act. (1-9)

•	Execution of all applicable employment agreements and consent Calumet Policies.

Failure or refusal to submit to or satisfactorily complete these requirements will results in rescinding this offer of employment.

I am pleased to have you join the Calumet team and look forward to working with you. Please call me with any questions.

Sincerely,

Tim Go
Chef Executive Officer

Agreed and accepted:

__/s/ H. Keith Jennings___________ _____1/29/2020__________
H. Keith Jennings                     Date